Proposal 1: Election of Directors.

Name	For Votes	Withheld Votes	Broker Non-Votes
Dr. Mary B. Bullock	116,986,151	1,824,557	15,297,455
Elizabeth W. Camp	117,734,025	1,076,682	15,297,455
Paul D. Donahue	116,954,476	1,856,231	15,297,455
Gary P. Fayard	117,664,262	1,146,446	15,297,455
Thomas C. Gallagher	115,630,004	3,180,703	15,297,455
John R. Holder	116,970,743	1,839,965	15,297,455
Donna W. Hyland	117,719,766	1,090,942	15,297,455
John D. Johns	115,554,887	3,255,820	15,297,455
Robert C. Loudermilk, Jr.	117,677,511	1,133,197	15,297,455
Wendy B. Needham	117,047,021	1,763,686	15,297,455
Jerry W. Nix	118,094,880	715,828	15,297,455
Gary W. Rollins	93,862,822	24,947,886	15,297,455
E. Jenner Wood III	115,877,684	2,933,023	15,297,455

Proposal 2: Advisory Vote on Executive Compensation.

The shareholders approved the compensation of the Company’s executive officers, including the Company’s compensation practices and principles and their implementation. The holders of 115,418,917 shares of Common Stock voted in favor of the proposal, holders of 2,910,072 shares voted against, holders of 481,718 shares abstained, and there were 15,297,455 broker non-votes.

Proposal 3: Ratification of Selection of Independent Auditors.

The shareholders ratified the selection of Ernst & Young LLP as independent auditors of the Company for 2016. The holders of 131,103,918 shares of Common Stock voted in favor of the ratification, holders of 2,855,759 shares voted against, holders of 148,484 shares abstained, and there were no broker non-votes.